AMENDED AND RESTATED EXECUTIVE SUPPLEMENTAL RETIREMENT
INCOME AGREEMENT
FOR
CHRIS C. GAGAS

PATHFINDER BANK

Amended and Restated Effective January 1, 2005

Financial Institution Consulting Corporation
700 Colonial Road, Suite 260
Memphis, Tennessee 38117
WATS: 1-800-873-0089
FAX: (901) 684-7411
(901) 684-7400

AMENDED AND RESTATED
EXECUTIVE SUPPLEMENTAL RETIREMENT
INCOME AGREEMENT FOR CHRIS GAGAS

This Amended and Restated Executive Supplemental Retirement Income Agreement (the “Agreement”) updates and revises the Restated Executive Supplemental Retirement Income Agreement (the “Original Agreement”) for Chris C. Gagas (the “Executive”), which was originally effective as of September 1, 1998.  The Bank has herein amended and restated the Agreement with the intention that the Agreement shall at all times satisfy Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  Any reference herein to the “Holding Company” shall mean Pathfinder Bancorp, Inc. and any reference herein to the “Mutual Holding Company” shall mean Pathfinder Bancorp, M.H.C.

WITNESSETH:

WHEREAS, the Executive and the Bank entered into the Agreement dated as of September 1, 1998; and

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), effective January 1, 2005, requires deferred compensation arrangements to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

WHEREAS, Code Section 409A and the final regulations issued thereunder necessitate changes to the Agreement; and

WHEREAS, the Executive has agreed to such changes; and

WHEREAS, the parties hereto desire to set forth the terms of the amended and restated Agreement and the continuing employment relationship of the Bank and the Executive; and

WHEREAS, the Bank and the Executives intend this Agreement to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for such Executives, members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Executive agree as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings below unless the context clearly indicates otherwise:

1.1
“Accrued Benefit Account” means that portion of the Supplemental Retirement Income Benefit which is required to be expensed and accrued under generally accepted accounting principles (GAAP) by any appropriate method which the Bank’s Board of Directors may require in the exercise of its sole discretion.

1.2	“Act” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.3	“Administrator” means the Bank.

1.4	“Bank” means PATHFINDER BANK and any successor thereto.

1.5
“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary in Exhibit B of this Agreement to whom the deceased Executive’s benefits are payable.  If no Beneficiary is so designated, then the Executive’s Spouse, if living, will be deemed the Beneficiary. If the Executive’s Spouse is not living, then the Children of the Executive will be deemed the Beneficiaries and will take on a per stirpes basis.  If there are no Children, then the Estate of the Executive will be deemed the Beneficiary.

1.6
“Benefit Age” means the Executive’s seventieth (70th) birthday.  Notwithstanding the above, in the event of a Change in Control, followed within thirty-six (36) months by the Executive’s voluntary termination of employment on or after his sixty-second birthday for one of the reasons set forth in Section 2.2 below, the Executive’s termination shall not be considered a retirement for purposes of lowering the Executive’s Benefit Age.

1.7
“Benefit Eligibility Date” means the date on which the Executive is entitled to receive maximum Supplemental Retirement Income Benefit available under this plan.  It shall be the first day of the month following the month in which the Executive attains his Benefit Age.

1.8	“Board of Directors” means the board of directors of the Bank.

1.9
“Cause” means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, role, regulation (other than traffic violations or similar offenses), or final cease-and-desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank.

1.10	“Change in Control” shall mean and include the following with respect to the Mutual Holding Company, the Bank, or the Holding Company:

(i)
a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Bank, the Mutual Holding Company or the Holding Company, or a similar transaction in which the Bank, the Mutual Holding Company or the Holding Company is not the resulting entity; or

(ii)
individuals who constitute the board of directors of the Bank, the Mutual Holding Company or the Holding Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election was approved by the Holding Company’s nominating committee which is comprised of members of the Incumbent Board, shall be, for purposes of this clause (ii) considered as though he were a member of the Incumbent Board.

Notwithstanding the foregoing, a “Change in Control” of the Bank or the Holding Company shall not be deemed to have occurred if the Mutual Holding Company ceases to own at least 51% of all outstanding shares of stock of the Holding Company in connection with a liquidation of the Mutual Holding Company into the Holding Company or a conversion of the Mutual Holding Company from mutual to stock form.

In addition, “Change in Control” shall mean and include the following with respect to the Bank or the Holding Company in the event that the Mutual Holding Company converts to stock form or in the event that the Holding Company issues shares of its common stock to stockholders other than the Mutual Holding Company:

(1)
a change in control of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (hereinafter the “Exchange Act”); or

(2)
an acquisition of  “control” as defined in the Home Owners Loan Act, as amended, and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control (collectively, the “HOLA”), as determined by the Board of Directors of the Bank or the Holding Company; or

(3)	at such time as:

(i)
any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) or “group acting in concert” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing Twenty Percent (20%) or more of the combined voting power of the Bank’s or Holding Company’s outstanding securities ordinarily having the right to vote at the elections of directors, except for any stock purchased by the Bank’s Employee Stock Ownership Plan and/or the trust under such plan; or

(ii)
a proxy statement is issued soliciting proxies from the stockholders of the Holding Company by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger, or consolidation of the Holding Company with one or more corporations as a result of which the outstanding shares of the class of the Holding Company’s securities are exchanged for or converted into cash or property or securities not issued by the Holding Company.

The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities. The term “acquire” means obtaining ownership, control, power to vote or sole power of disposition of stock, directly or indirectly or through one or more transactions or subsidiaries, through purchase, assignment, transfer, exchange, succession or other means, including (1) an increase in percentage ownership resulting from a redemption, repurchase, reverse stock split or a similar transaction involving other securities of the same class; and (2) the acquisition of stock by a group of persons and/or companies acting in concert which shall be deemed to occur upon the formation of such group, provided that an investment advisor shall not be deemed to acquire the voting stock of its advisee if the advisor (a) votes the stock only upon instruction from the beneficial owner and (b) does not provide the beneficial owner with advice concerning the voting of such stock. The term “security” includes nontransferable subscription rights issued pursuant to a plan of conversion, as well as a “security,” as defined in 15 U.S.C. §78c(2)(1); and the term “acting in concert” means (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Further, acting in concert with any person or company shall also be deemed to be acting in concert with any person or company that is acting in concert with such other person or company.

Notwithstanding the above definitions, the boards of directors of the Bank or the Holding Company, in their absolute discretion, may make a finding that a Change in Control of the Bank or the Holding Company has taken place without the occurrence of any or all of the events enumerated above.

1.11	Children” means the Executive’s children, both natural and adopted, then living at the time payments are due the Children under this Agreement.

1.12	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.13	“Disability Benefit” means the benefit payable to the Executive following a determination, in accordance with Section VII.

1.14	“Effective Date” of this Agreement is January 1, 2005.

1.15	“Estate” means the estate of the Executive.

1.16	“Interest Factor” for purposes of the Accrued Benefit Account, shall be eight percent (8%) per annum, compounded monthly, as set forth in Exhibit A.

1.17
“Payout Period” means the time frame during which certain benefits payable hereunder shall be distributed.  Payments shall be made in equal monthly installments commencing on the first day of the month following the occurrence of the event which triggers distribution and continuing for one hundred eighty (180) months.  Should the Executive make a Timely Election to receive a lump sum benefit payment, the Executive’s Payout Period shall be deemed to be one (1) month.

1.18	“Plan Year” shall mean the calendar year. However, “Plan Year” shall mean September 1, 1998 through December 31, 1998, for the first Plan Year.

1.19	“Retirement Age” means the Executive’s seventieth (70th) birthday.

1.20	“Spouse” means the individual to whom the Executive is legally married at the time of the Executive’s death.

1.21
“Supplemental Retirement Income Benefit” means an annual amount (before taking into account federal and state income taxes), payable in monthly installments throughout the Payout Period.  The Supplemental Retirement Income Benefit payable to the Executive is Sixty Thousand Six Hundred and Eighty-six ($60,686) Dollars, as set forth in Exhibit A.

1.22	“Survivor’s Benefit” means an annual amount payable to the Beneficiary in monthly installments throughout the Payout Period, equal to the amount set forth in Exhibit A and according to Subsection 2.5.

1.23
“Timely Election” means the Executive has made an election to change the form of his benefit payment(s) by filing with the Administrator a Notice of Election to Change Form of Payment (Exhibit C of this Agreement).  Such election must be made on or before December 31, 2008.

SECTION II

BENEFITS-GENERALLY

2.1	Retirement Benefit.

If the Executive is in service with the Bank until reaching his Benefit Age, the Executive shall be entitled to the Supplemental Retirement Income Benefit.  Such benefit shall commence on the Executive’s Benefit Eligibility Date and shall be payable in equal monthly installments throughout the Payout Period.  In the event the Executive dies at any time after attaining his Benefit Age, but prior to completion of all such payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

2.2	Termination Following a Change in Control

If a Change in Control occurs, and within thirty-six (36) months following such Change in Control, the Executive’s employment is either (i) involuntarily terminated, or (ii) voluntarily terminated by the Executive after: (A) a material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope from the position the Executive held at the time of the Change in Control, (B) a relocation of the Executive’s principal place of employment by more than thirty (30) miles from its location prior to the Change in Control, or (C) a material reduction in the benefits and perquisites to the Executive from those being provided at the time of the Change in Control, the Executive shall be entitled to the full Supplemental Retirement Income Benefit set forth in Exhibit A that Executive would have received had Executive continued employment up through reaching his Benefit Eligibility Date, regardless of the Executive’s actual age on date of termination.  Such benefit shall commence within thirty (30) days following the Executive reaching his Benefit Age and shall be payable in equal monthly installments throughout the Payout Period.  Notwithstanding the foregoing, in the event the Executive is a Specified Employee, as defined in Treasury Regulation Section 1.409A-1(i), the Supplemental Retirement Income Benefit shall commence upon the later of: (i) the first day of the seventh month following the executive’s termination of employment or (ii) the date on which the Executive attains his Benefit Age.  In the event that the Executive dies at any time after termination of employment, but prior to commencement or completion of all such payments due and owing hereunder, the Bank, or its successor, shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period within thirty (30) days of Executive’s death.  For purposes of this Section 2.2, the Executive’s termination of employment shall be construed to require a Separation from Service as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

2.3	Termination For Cause

If the Executive is terminated for Cause, all benefits under this Agreement shall be forfeited and this Agreement shall become null and void.

2.4	Involuntary Termination of Employment

If the Executive’s employment with the Bank is involuntarily terminated for any reason, including a termination due to Disability, but excluding termination for Cause, or termination following a Change in Control within thirty-six (36) months following such Change in Control, within thirty (30) days following such involuntary termination of employment, the Executive (or his Beneficiary) shall be entitled to the full Supplemental Retirement Income Benefit set forth in Exhibit A that the Executive would have received had the Executive continued employment up through reaching his Benefit Eligibility Date, regardless of the Executive’s actual age at termination of employment.  Such benefit shall commence within thirty (30) days following the Executive reaching his Benefit Age and shall be payable in monthly installments throughout the Payout Period.  In the event the Executive dies prior to commencement or completion of all such payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

2.5	Death During Employment

If the Executive dies while employed by the Bank, the Executive’s Beneficiary shall be entitled to the Survivor’s Benefit.  The Survivor’s Benefit shall commence within thirty (30) days after the Executive’s death and shall be payable in monthly installments throughout the Payout Period.

SECTION III

RETIREMENT BENEFIT

3.1	(a) Normal form of payment.

If (i) the Executive is employed with the Bank until reaching his Retirement Age, and (ii) the Executive has not made a Timely Election to receive a lump sum benefit, this Subsection 3.1(a) shall be controlling with respect to retirement benefits.

The Executive shall be entitled to the Supplemental Retirement Income Benefit.  Such benefit shall commence on the Executive’s Benefit Eligibility Date and shall be payable in monthly installments throughout the Payout Period.  In the event the Executive dies at any time after attaining his Benefit Age, but prior to completion of all the payments due and owing hereunder, the Bank shall pay to the Executive’s Beneficiary a continuation of the monthly installments for the remainder of the Payout Period.

(b)           Alternative payout option.

If (i) the Executive is employed with the Bank until reaching his Retirement Age, and (ii) the Executive has made a Timely Election to receive a lump sum benefit, this Subsection 3.1(b) shall be controlling with respect to retirement benefits.

The balance of the amount represented by the Executive’s Accrued Benefit Account, measured as of the Executive’s Benefit Age, shall be paid to the Executive in a lump sum on his Benefit Eligibility Date.  In the event the Executive dies after becoming eligible for such payment (upon attainment of his Benefit Age), but before the actual payment is made, his Beneficiary shall be entitled to receive the lump sum benefit in accordance with this Subsection 3.1(b) within thirty (30) days following the date of the Executive’s death.

3.2
Additional Death Benefit - Burial Expense. In addition to the above-described benefits, upon the Executive’s death, the Executive’s Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Ten Thousand Dollars ($10,000.00).  This benefit shall be provided specifically for the purpose of providing payment for burial and/or funeral expenses of the Executive. Such benefit shall be payable within thirty (30) days of the Executive’s death.  The Executive’s Beneficiary shall not be entitled to such benefit if the Executive is removed for Cause prior to death.  Notwithstanding anything in this Section 3.2 to the contrary, if the Executive is also a participant in any other Trustee Deferred Compensation Agreement or an Executive Deferred Compensation Agreement under which an additional $10,000 death benefit for burial expenses is being paid, no additional death benefit shall be paid under this Section 3.2.

SECTION IV

PRE-RETIREMENT DEATH BENEFIT

4.1	(a) Normal form of payment.

If (i) the Executive dies while employed by the Bank, and (ii) the Executive has not made a Timely Election to receive a lump sum benefit, this Subsection 4.1(a) shall be controlling with respect to pre-retirement death benefits.

The balance of the amount represented by the Executive’s Accrued Benefit Account, measured as of the Executive’s death shall be annuitized (using the Interest Factor) into monthly installments and shall be payable to the Executive’s Beneficiary for the Payout Period.  Such benefits shall commence within thirty (30) days following the date of the Executive’s death.  The Executive’s Beneficiary may request to receive the remainder of any unpaid monthly benefit payments due from the Accrued Benefit Account in a lump sum payment.  If a lump sum payment is requested by the Beneficiary, the amount of such lump sum payment shall be equal to the balance of the Executive’s Accrued Benefit Account.  Payment in such lump sum form shall be made only if the Executive’s Beneficiary (i) obtains Board of Director approval, and (ii) notifies the Administrator in writing of such election within ninety (90) days following the Executive’s death.  Such lump sum payment, if approved by the Board of Directors, shall be payable within thirty (30) days following such Board of Director approval.

(b)           Alternative payout option.

If (i) the Executive dies while employed by the Bank, and (ii) the Executive has made a Timely Election to receive a lump sum benefit, this Subsection 4.1(b) shall be controlling with respect to pre-retirement death benefits.

The balance of the amount represented by the Executive’s Accrued Benefit Count, measured as of (i) the Executive’s death, and (ii) shall be paid to the Executive’s Beneficiary in a lump sum within thirty (30) days following the date of the Executive’s death.

SECTION V

RENDERING OF CONSULTING SERVICES

Beginning September 1, 1999, until the Executive reaches Benefit Age, the Executive shall render such reasonable business consulting, advisory and public relations services as the Association’s Board of Directors may call upon the Executive to provide.  In no event shall such service exceed thirty (30) service days per year.  The Bank shall provide Executive with advance notice sufficient to Executive of its desire to have such service provided.  In rendering these services, the Executive shall not be considered an employee of the Bank, but shall act in the capacity of an independent contractor.  The Executive shall not be required to perform these services during reasonable vacation periods or any periods of illness or disability.  Furthermore, the Executive shall be reimbursed for all expenses incurred in performing such services.

This service requirement shall not apply if Executive’s entitlement is limited to the balance represented by the Accrued Benefit Account, pursuant to Section VI.

SECTION VI

BENEFIT(S) IN THE EVENT OF TERMINATION OF SERVICE

PRIOR TO RETIREMENT AGE

If the Executive voluntarily terminates employment with the Bank before reaching his Benefit Age, other than a voluntary termination following a Change in Control in accordance with Subsection 2.2 hereof or for the purpose of rendering Consulting Services pursuant to Section V, Executive’s Supplemental Retirement Benefit shall be limited to the balance represented by the Accrued Benefit Account spread out and payable over the Payout Period.  Such payment shall commence on the date in which the Executive reaches his Benefit Age and be payable over the Payout Period, provided, however, the in the event the Executive is a Specified Employee, as defined in Treasury Regulation Section 1.409A-1(i), such Supplemental Retirement Income Benefit shall commence upon the later of: (i) the first day of the seventh month following the executive’s termination of employment or (ii) the date on which the Executive attains his Benefit Age.  For purposes of this Section VI, the Executive’s termination of employment shall be construed to require a Separation from Service as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

SECTION VII

DISABILITY BENEFIT

If the Executive’s service is terminated prior to Retirement Age due to a disability which meets the criteria set forth below, the Executive shall receive the Disability Benefit in lieu of the retirement benefit(s) available pursuant to Section III (which is (are) not available prior to the Executive’s Benefit Eligibility Date).

For purposes of this Section “Disability” or “Disabled” shall mean the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Executive’s employer; or (iii) is determined to be totally disabled by the Social Security Administration. In any instance in which it is determined that the Executive is Disabled, the Executive shall be entitled to the following lump sum benefit(s).  The lump sum benefit(s) to which the Executive is entitled shall be the balance represented by the Accrued Benefit Account.  The benefit(s) shall be paid within thirty (30) days following the date the Executive is determined to be Disabled.   In the event the Executive dies after becoming eligible for such payment(s) but before the actual payment(s) is (are) made, his Beneficiary shall be entitled to receive the benefit(s) provided for in this Section 7 within thirty (30) days following the Executive’s death.

SECTION VIII

BENEFICIARY DESIGNATION

The Executive shall make an initial designation of primary and secondary Beneficiaries upon execution of this Agreement and shall have the right to change such designation, at any subsequent time, by submitting to the Administrator, in substantially the form attached as Exhibit B to this Agreement, a written designation of primary and secondary Beneficiaries.  Any Beneficiary designation made subsequent to execution of this Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

SECTION IX

NON-COMPETITION

9.1	Non-Competition During Employment.

In consideration of the agreements of the Bank contained herein and of the payments to be made by the Bank pursuant hereto, the Executive hereby agrees that, for as long as he remains employed by the Bank, he will devote substantially all of his time, skill, diligence and attention to the business of the Bank, and will not actively engage, either directly or indirectly, in any business or other activity which is, or may be deemed to be, in any way competitive with or adverse to the best interests of the business of the Bank, unless the Executive has the prior express written consent of the Bank.

9.2	Breach of Non-Competition Clause.

(a)           Continued Employment Following Breach.

In the event (i) any material breach by the Executive of the agreements and covenants described in Subsection 8.1 occurs, and (ii) the Executive continues employment at the Bank following such breach, all benefits under this Agreement shall be forfeited.

(b)           Termination of Employment Following Breach.

In the event (i) any material breach by the Executive of the agreements and covenants described in Subsection 9.2 occurs, and (ii) the Executive’s employment with the Bank is terminated due to such breach, such termination shall be deemed to be for Cause and the benefits under this Agreement shall be forfeited.

9.3	Non-Competition Following Employment.

Executive further understands and agrees that, following Executive’s termination of employment, the Bank’s obligation, if any, to make payments to the Executive under this Agreement shall be conditioned on the Executive’s forbearance from actively engaging, either directly or indirectly, in any business or other activity which is, or may be deemed to be, in any way competitive with or adverse to the best interests of the Bank, unless the Executive has the prior written consent of the Bank.  In the event of the Executive’s breach of the covenants and agreements contained herein, further payments to the Executive shall cease and be forfeited.

SECTION X

EXECUTIVE’S RIGHT TO ASSETS

The rights of the Executive, any Beneficiary, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank.  The Executive, the Beneficiary, or any other person claiming through the Executive, shall only have the right to receive from the Bank those payments or amounts so specified under this Agreement.  The Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this Agreement.  Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, unless such asset is contained in the rabbi trust described in Section XIII of this Agreement.  Any such asset shall be and remain, a general, unpledged asset of the Bank in the event of the Bank’s insolvency.

SECTION XI

RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement.  The Executive, his Beneficiaries or any successor in interest to him shall be and remain simply a general unsecured creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.  The Bank reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Agreement or to refrain from the same and to determine the extent, nature, and method of such asset purchases.  Should the Bank decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to replace such assets from time to time or to terminate its investment in such assets at any time, in whole or in part.  At no time shall the Executive be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and by supplying such additional information necessary to obtain such insurance or annuities.

SECTION XII

ACT PROVISIONS

12.1
Named Fiduciary and Administrator. The Bank, as Administrator, shall be the Named Fiduciary of this Agreement.  As Administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein.  The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

12.2
Claims Procedure and Arbitration. In the event that benefits under this Agreement are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused.  The Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing, within ninety (90) days of receipt of such claim, its specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim.  Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within sixty (60) days of the first claim denial.  Claimants may review this Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate.  In its sole discretion, the Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to mediation, administered by the American Arbitration Association (“AAA”) (or a mediator selected by the parties) in accordance with the AAA’s Commercial Mediation Rules.  If mediation is not successful in resolving the dispute, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION XIII

MISCELLANEOUS

13.1
No Effect on Employment Rights. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Executive without regard to the existence of the Agreement.

13.2
State Law. The Agreement is established under, and will be construed according to, the laws of the state of New York, to the extent such laws are not preempted by the Act and valid regulations published thereunder.

13.3
Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (ii) the validity and enforceability of the remaining provisions will not be affected thereby.

13.4
Incapacity of Recipient. In the event the Executive is declared incompetent and a conservator or other person legally charged with the care of his person or Estate is appointed, any benefits under the Agreement to which such Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or Estate.

13.5
Unclaimed Benefit. The Executive shall keep the Bank informed of his current address and the current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person.  If the location of the Executive is not made known to the Bank as of the date upon which any payment of any benefits from the Accrued Benefit Account may first be made, the Bank shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of thirty-six (36) months.  Upon expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Executive’s Beneficiary.  If the location of the Executive’s Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the thirty-six (36) month period, the Bank may discharge its obligation by payment to the Executive’s Estate.  If there is no Estate in existence at such time or if such fact cannot be determined by the Bank, the Executive and his Beneficiary(ies) shall thereupon forfeit any rights provided for such Executive and/or Beneficiary under this Agreement.

13.6
Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, no individual acting as an employee or agent of the Bank, or as a member of the Board of Directors shall be personally liable to the Executive or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

13.7	Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

13.8
Effect on Other Corporate Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank’s existing or future compensation structure.

13.9
Suicide. Notwithstanding anything to the contrary in this Agreement, if the Executive’s death results from suicide, whether sane or insane, within twenty-six (26) months after execution of this Agreement, all benefits under this Agreement shall be forfeited, and this Agreement shall become null and void.

13.10
Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Executive, his successors, heirs, executors, administrators, and Beneficiaries.

13.11	Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

13.12	Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank or the assets of the rabbi trust.

13.13
Tax Withholding and Code Section 409A Taxes.  Any distribution under this Agreement shall be reduced by the amount of any taxes required to be withheld from such distribution.  This Agreement shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

13.14
Acceleration of Payments. Except as specifically permitted herein or in other sections of this Agreement, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Executive to the Bank; (vii) in satisfaction of certain bona fide disputes between the Executive and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

SECTION XIV

ESTABLISHMENT OF RABBI TRUST

The Bank shall establish a rabbi trust into which the Bank shall contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s “Insolvency” as defined in the agreement which establishes such rabbi trust, until the contributed assets are paid to the Executive and/or his Beneficiary in such manner and at such times as specified in this Agreement.  It is the intention of the Bank that the contributions to the rabbi trust shall provide the Bank with a source of funds to assist it in meeting the liabilities of this Agreement.  The rabbi trust and any assets held therein shall conform to the terms of the rabbi trust agreement which has been established in conjunction with the Agreement.  To the extent the language in this Agreement is modified by the language in the rabbi trust agreement, the rabbi trust agreement shall supersede this Agreement.  Any contributions to the rabbi trust shall be made during each Plan Year in accordance with the rabbi trust agreement.  The amount of such contribution(s) shall be equal to the full present value of all benefit accruals under this Agreement, if any, less: (i) previous contributions made on behalf of the Executive to the rabbi trust, and (ii) earnings to date on all such previous contributions.

SECTION XV

AMENDMENT/ TERMINATION

15.1
Amendment.  This Agreement shall not be amended, modified or terminated at any time, in whole or part, without the mutual written consent of the Executive and the Bank, and such mutual consent shall be required even if the Executive is no longer employed by the Bank.

15.2
Complete Termination.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Agreement, the Agreement shall cease to operate and the Bank shall pay out to the Executive his benefit as set forth below.  Such complete termination of the Agreement shall occur only under the following circumstances and conditions:

(a)
The Bank may terminate the Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)
The Bank may terminate the Agreement within the thirty (30) days preceding a Change in Control (but not following a Change in Control), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all executives under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c)
The Bank may terminate the Agreement provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations Section 1.409A-1(c) if the Executive covered by this Agreement was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iv) all payments are made within twenty-four (24) months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement.

SECTION XVI

EXECUTION

16.1
This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

16.2	This Agreement shall be executed in triplicate, each copy of which, when so executed and delivered, shall be an original, but all three copies shall together constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Bank and the Executive have caused this Agreement to be executed on the day and date first above written.

PATHFINDER BANK:

	By:	/s/ Thomas W. Schneider

12/23/08		President and CEO
DATE		(Title)

:		EXECUTIVE:

12/23/08		/s/ Chris C. Gagas
DATE

RELATED EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

FOR CHRIS C. GAGAS

CONDITIONS, ASSUMPTIONS, AND SCHEDULE OF BENEFITS

1.	The Interest Factor for purposes of the Accrued Benefit Account shall be eight percent (8%) per annum, compounded monthly.

2.	Benefit Age shall be seventy (70).

3.	Supplemental Retirement Income Benefit means an actuarially determined annual amount equal to Sixty Thousand Six Hundred and Eight-Six Dollars ($60,686) at age 70.

4.	The annual “Survivor’s Benefit” shall be $60,686.00, subject to Subsection 2.5.

Receipt of the Supplemental Retirement Income Benefit (or the Survivor’s Benefit) shall be subject to all provisions of this Agreement.

AMENDED AND RESTATED

EXECUTIVE SUPPLEMENTAL RETIREMENT

INCOME AGREEMENT

BENEFICIARY DESIGNATION

The Executive, under the teams of the Amended and Restated Executive Supplemental Retirement Income Agreement executed by the Bank, dated the 1st day of January, 2005, hereby designates the following Beneficiary(ies) to receive any guaranteed payments or death benefits under such Agreement, following his death:

PRIMARY BENEFICIARY:         Constance Gagas

SECONDARY BENEFICIARY:  Anastasia, Charles, Gregory, Adam per stirpes

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect.

Such Beneficiary Designation is revocable.

DATE: December 23, 2008

/s/ Thomas W. Schneider	/a/ Chris C. Gagas
(WITNESS)	EXECUTIVE

/s/ Lorna Hall
(WITNESS)

AMENDED AND RESTATED

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

NOTICE OF ELECTION TO CHANGE FORM OF PAYMENT

TO:           Bank

Attention:

I hereby give notice of my election to change the form of payment of my Supplemental Retirement Income Benefit, as specified below.  I understand that such notice, in order to be effective, must be submitted on or before December 31, 2008.  You may not use this election form to change your form of your benefit with respect to payments that are scheduled to be made to you in 2008, or otherwise cause payments to be made to you in 2008.

⁭	I hereby elect to change the form of payment of my benefits from monthly installments throughout my Payout Period to a lump sum benefit payment.

⁭
I hereby elect to change the form of payment of my benefits from a lump sum benefit payment to monthly installments throughout my Payout Period.  Such election hereby revokes my previous notice of election to receive a lump sum form of benefit payments.

Executive

Date

Acknowledged
By:

Title:

Date	________________________________________